PSU Award Terms
GROUPON, INC. 2011 INCENTIVE PLAN
NOTICE OF PERFORMANCE SHARE UNIT AWARD

The Participant (as defined below) has been granted a Full Value Award of performance share units (“PSUs”) in Groupon, Inc. (the “Company”), subject to the terms and conditions of the Performance Share Unit Award Agreement (the “Agreement”) and the Groupon, Inc. 2011 Incentive Plan, as amended (the “Plan”), as set forth below. Capitalized terms in this Notice of Performance Share Unit Award, including Exhibit A hereto (this “Notice”), unless otherwise defined herein, shall have the meanings assigned to them in the Plan.

1.Name: Jiri Ponrt (the “Participant”)

2.Award Date: May 1, 2024

3.Total Number of PSUs Granted: 522,731 PSUs (“Total PSUs”)

4.Performance Period: the period commencing on the first day of the Award Date and ending on the third anniversary of the Award Date (the “Performance Period”).
5.Measurement Period: the period commencing on the first day following the nine-month anniversary of the Award Date and ending on the third anniversary of the Award Date (the “Measurement Period”).
6.Vesting: Each PSU shall vest, if at all, on the date both of the following vesting requirements is deemed to be achieved:
a)the applicable continued service vesting requirement (the “Service Condition Requirement”); and
b)the applicable stock price hurdle requirement (the “Stock Price Hurdle Requirement”), each as set forth in Exhibit A.
The date on which both the Service Condition Requirement and the Stock Price Hurdle Requirement is met is the “Vesting Date”; provided that such Vesting Date occurs on or prior to the last day of the Performance Period. Except as otherwise provided herein, if either (or both) vesting requirement(s) is not achieved with respect to a PSU by the earlier of the last day of the Performance Period or Participant’s Service Termination Date (as defined in Exhibit A), the unvested PSU shall forfeit.
7.Settlement: Subject to the vesting requirements set forth in Section 5 and Exhibit A, the Participant shall be entitled to receive the number of Shares equal to the number of PSUs for which both the Service Condition Requirement and the Stock Price Hurdle Requirement have been achieved as of a particular Vesting Date, subject to any tax withholding obligation with respect to any Tax-Related Items (as defined in Section 3 of the Agreement). Delivery of such Shares shall be made as soon as reasonably practicable following the Vesting Date, and in no event later than the first 2.5 months of the calendar year following the Vesting Date.
8.Termination of Continuous Service: If the Participant experiences a Service Termination Date prior to any Vesting Date, all rights of the Participant to any unvested PSUs shall be forfeited and all rights to such PSUs shall immediately terminate. If the Participant takes an extended non-medical leave of absence during the Performance Period, the Company may determine that such leave of absence constitutes a cessation of Continuous Service (as defined in Exhibit A) and the first date of such absence, the “Service Termination Date” for purposes of this Notice and the Agreement only. For the avoidance of doubt, if the Participant is party to a severance benefit agreement with the Company, the treatment of the PSUs in connection with any termination of employment shall be governed by the terms of such severance benefit agreement.
9.General Terms; Stockholder Approval: The Participant understands that the Participant’s employment with or service to the Company, as applicable, is for an unspecified duration, can be terminated at any time in accordance with applicable law, and that nothing in this Notice, the Agreement, or the Plan changes the nature of that relationship. The Participant acknowledges that the vesting of the PSUs pursuant to this Notice and the Agreement is conditioned on the achievement of the Service Condition Requirement, the Stock Price Hurdle Requirement and the Participant’s Continuous Service through each applicable Vesting Date in the Performance Period, except as otherwise indicated above or Exhibit A. The Participant understands that this Notice is subject to (a) the terms and conditions of the Agreement and the Plan prospectus that contains the entire plan, both of which are incorporated herein by reference; and (b) the terms of the Company’s compensation recovery policy (the “Clawback Policy”). The Participant represents and warrants that the Participant has received and read this Notice, the Agreement, the Plan and the Clawback Policy. If there are any inconsistencies between this Notice or Agreement and the Plan, the terms of the Plan will govern. This grant of PSUs is contingent upon the stockholders of the Company approving an increase in the number of Shares available for issuance under the Plan at the Company’s 2024 annual meeting of stockholders, which approval the Company will use reasonable best efforts to seek and obtain. If the Company’s stockholders do not approve an increase in the number of Shares available for issuance under the Plan by the date of the Company’s 2024 annual meeting of stockholders, then this grant of PSUs shall become null and void on such date and the PSUs shall be canceled and forfeited for no consideration.

PARTICIPANT

Jiri Ponrt

5/6/2024

EXHIBIT A
TO
NOTICE OF PERFORMANCE SHARE UNIT AWARD

1.Vesting of PSUs. A PSU shall vest, if at all, on the date that both its Stock Price Hurdle Requirement and Service Condition Requirement are achieved, referred to herein as the Vesting Date; provided such Vesting Date occurs on or prior to the last day of the Performance Period.

2.Stock Price Hurdle Requirement.

a)During the Measurement Period, the Stock Price Hurdle Requirement may be achieved with respect to the PSUs in four tranches (each, a “Tranche”) as set forth in the table below, in each case, based on the satisfaction of the applicable Stock Price Hurdle Requirement.

Stock Hurdle Tranche	Stock Price Hurdle Requirement	% of PSUs Achieving the Stock Price Hurdle Requirement
1	$14.86	25%
2	$20.14	25%
3	$31.01	25%
4	$68.82	25%

b)The Stock Price Hurdle Requirement for a particular Tranche shall be achieved, if at all, if, as of any date during the Measurement Period, the Average Stock Price equals or exceeds the Share Price Hurdle Requirement set forth opposite such Tranche in the table above. The “Average Stock Price” is determined by calculating the 90 consecutive calendar day volume-weighted average stock price of one Share. The Stock Price Hurdle Requirement shall be deemed achieved on the date the Committee certifies its achievement, provided that Participant is in Continuous Service (as defined below) on such certification date.

c)If the Stock Price Hurdle Requirement set forth opposite a particular Tranche in the table above is not achieved on or prior to the last day of the Measurement

Period, the PSUs belonging to such Tranche shall be forfeited for no consideration.

d)Notwithstanding anything contained herein to the contrary, if, on the last day of the Measurement Period, the Average Stock Price is between two Stock Price Hurdle Requirements, the Stock Price Hurdle Requirement shall be deemed achieved for a portion of the PSUs in the Tranche opposite the higher Stock Price Hurdle Requirement. Linear interpolation shall be used to determine the number of PSUs achieving the Stock Price Hurdle Requirement, based on the Average Stock Price achieved as of the last day of the Performance Period; provided, that the Stock Price Hurdle Requirement shall not be considered achieved for any of the PSUs under this Notice unless the lowest Stock Price Hurdle Requirement is achieved and certified by the Committee.

3.Service Condition Requirement.

a)During the Performance Period, the Service Condition Requirement may be achieved with respect to each Tranche in three installments (each, an “Installment”) as set forth in the table below, in each case, subject to a Participant’s Continuous Service through the applicable Service Date.

Service Condition Installment	“Service Date” upon which Service Condition Requirement is Achieved	% of each Tranche Achieving the Service Condition Requirement
A	May 1, 2025	33%
B	May 1, 2026	33%
C	May 1, 2027	34%

b)In order to be deemed to be in “Continuous Service,” a Participant must be (i) providing continuous material services to the Company and/or its subsidiaries and affiliates; and (ii) must be providing such services in his or her current position or in an equivalent position (determined in the sole discretion of the Committee) through the Service Date. A Participant’s Continuous Service in each case, shall be subject to the Committee’s right, in its discretion, to allow for an approved leave of absence to count towards a Participant’s Continuous Service to the extent permitted under applicable law. The date upon which a Participant is deemed to cease to be in Continuous Service shall be referred to as the Participant’s “Service Termination Date” hereunder.

c)Except as otherwise provided herein, if the Service Condition Requirement set forth opposite a particular Installment in the table above is not achieved due to the cessation of the Participant’s Continuous Service prior to the applicable Service Date, the PSUs belonging to such Installment shall be forfeited for no consideration.

4.Vesting Modifier. If the Company’s material weakness in its internal control over financial reporting identified as of December 31, 2022 is not remediated as of a particular Vesting Date, then the Committee, in its sole discretion, has the right to reduce the number of PSUs vesting as of such Vesting Date by 20%, and the PSUs comprising that reduction that otherwise would have vested shall be forfeited for no consideration.

5.Example of Vesting Conditions. The following example is provided for illustrative purposes only.

Assume: (i) a participant receives an award of 100,000 PSUs on May 1, 2024, (ii) on May 1, 2025 the Committee certifies the achievement of the first Stock Price Hurdle Requirement and (iii) the participant provides Continuous Service through May 1, 2025. The participant’s PSUs would be impacted as follows:

	May 1, 2025	May 1, 2026	May 1, 2027
# of PSUs Achieving Stock Price Hurdle Requirement	25,000	-
# of PSUs Achieving Service Condition Requirement	8,333	8,333	8,334

# of PSUs Achieving Both Requirements & Vesting	8,333	8,333	8,334

Note: Of the 25,000 PSUs that met the Stock Price Hurdle Requirement on May 1, 2025, only 8,333 PSUs met the Service Condition Requirement on May 1, 2025. Those 16,667 PSUs remain eligible to achieve the Service Condition Requirement at a later date within the Measurement Period as described in the above chart.

GROUPON, INC. 2011 INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT

Capitalized terms in this agreement (this “Agreement”), unless otherwise defined herein, shall have the meanings assigned to them in the Groupon, Inc. 2011 Incentive Plan, as amended (the “Plan”).
You, as the Participant, have been granted a Full Value Award of performance share units (“PSUs”) in Groupon, Inc. (the “Company”) subject to the terms, restrictions and conditions of the Plan, the Notice of Performance Share Unit Award, including Exhibit A thereto (the “Notice”) and this Agreement.
1.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested PSUs, the Participant shall have no ownership of the Shares underlying the PSUs and shall have no right to receive dividends or dividend equivalents with respect to such Shares or to vote such Shares.
2.No Transfer. Awards under the Plan are not transferable except to the Participant’s Beneficiary upon the death of the Participant.
3.Tax Withholding Obligations.
1)Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company. The Participant further acknowledges that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of PSUs, including the grant, vesting or settlement of PSUs, the subsequent sale of Shares acquired pursuant to such vesting and the receipt of any dividends and/or dividend equivalents; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax in more than one jurisdiction between the Award Date and the date of any relevant taxable event, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
2)Prior to any relevant taxable or tax withholding event, the Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company or its agents, at the Company’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or more of the following:

(1)Withholding from any wages or other cash compensation paid to the Participant by the Company;
(2)Withholding otherwise deliverable Shares to be issued upon vesting/settlement of the RSUs; or
(3)Withholding from the proceeds of the sale of Shares acquired upon vesting/settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization).
3)To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant shall be deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan. Finally, the Participant shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares or proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
4)Further, to the extent applicable, the settlement of the PSUs is intended to either be exempt from Section 409A of the Code under the “short-term deferral” exemption, or otherwise comply with Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Company may, at any time and without the Participant’s consent, modify the terms of the Award as it determines appropriate to comply with the requirements of Section 409A of the Code and the related U.S. Department of Treasury guidance. The Company makes no representation or covenant to ensure that the PSUs, settlement of the PSUs or other payment hereunder are exempt from or compliant with Section 409A of the Code and will have no liability to the Participant or any other party if the settlement of the PSUs or other payment hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Company with respect thereto.
4.Compliance with Laws and Regulations. The issuance of Shares underlying the PSUs will be subject to and conditioned upon compliance by the Company and the Participant (including any written representations, warranties and agreements as the Committee may request of the Participant for compliance with all applicable laws) with all applicable state, federal, local and foreign laws and regulations of any governmental authority, including adopting any such conforming amendments as are necessary to comply with Section 409A of the Code (if applicable), and with all applicable requirements of any national or regional securities exchange or quotation system on which the Shares may be listed or quoted at the time of such issuance or transfer.
5.No Advice Regarding Award. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
6.Legend on Certificates. The certificates and/or book-entry notation representing the Shares issued hereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, this Agreement or the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any national or regional securities exchange or quotation system upon which such Shares are listed, and any applicable federal, state, local and foreign laws, and the Committee may cause a legend or legends, electronic or otherwise, to be put on any such certificates and/or book-entry notation to make appropriate reference to such restrictions.
7.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s heirs, executors, administrators, legal representatives, successors and assigns.
8.Entire Agreement; Severability. The Plan and the Notice are incorporated herein by reference. Except with respect to vesting terms specifically provided in the Participant’s individual employment, severance, or other agreement(s) with the Company, the Plan, the Notice and this Agreement supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
9.Waiver. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. Any waiver must be in writing.
10.Governing Law and Venue. The validity, interpretation, instruction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to the conflict of law principles, rules or statutes of any jurisdiction. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to the exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Illinois.

11.Notices. Any notice or document required to be filed with the Committee or the Company under the Plan must be in writing and will be properly filed if delivered or mailed to: Groupon, Inc., 35 W. Wacker, Floor 25, Chicago, IL 60601, Attention: the Legal Department. If intended for the Participant, notices shall be delivered personally or shall be addressed (if sent by mail) to the Participant’s then current residence address as shown on the Company’s records, or to such other address as the Participant directs in a notice to the Company, or shall be delivered electronically to the Participant’s email address as shown on the Company’s records. All notices shall be deemed to be given on the date received at the address of the addressee or, if delivered personally or electronically, on the date delivered. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan through an on-line or electronic system established and maintained by the Company or its designee. The Company may, by written notice to affected persons, revise its notice procedures from time to time. Any notice required under the Plan (other than a notice of election) may be waived in writing by the person entitled to notice.
12.Need to Accept Award. The Participant acknowledges that the Notice and this Agreement must be accepted within 90 days of the Award Date in order to be eligible to receive any benefits from this Award, unless otherwise determined by the Company in its discretion. If this Award is not accepted within that time period, the Award may be canceled and all benefits under this Award will be forfeited. To accept this Award, the Participant must access the Fidelity website and follow the instructions for acceptance. If this grant was distributed to the Participant in hard copy format, the Participant must sign the agreement and return it to the Company’s Compensation Department within 90 days.

By the Participant’s signature and the signature of the Company’s representative below and on the Notice, the Participant and the Company agree that this Award of PSUs is granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement and is subject to the Company’s Clawback Policy. The Participant has reviewed the Plan, the Notice, this Agreement and the Clawback Policy in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Notice, this Agreement and the Clawback Policy. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement. The Participant further agrees to notify the Company upon any change in the Participant’s residence address or personal email address.

PARTICIPANT

Jiri Ponrt

5/6/2024

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS
OF THE PERFORMANCE SHARE UNIT AWARD AGREEMENT
FOR NON-U.S. PARTICIPANTS
UNDER THE GROUPON, INC. 2011 INCENTIVE PLAN, AS AMENDED

General
Please note that the PSUs are not part of Participant’s employment relationship with Participant’s employer and are completely separate from Participant’s salary or any other compensation or benefits provided to Participant by Participant’s employer unless otherwise required by local law. This means that any value or gain Participant realizes from the PSUs will not be included if or when any benefits that Participant may receive from Participant’s employer are calculated, including but not limited to bonuses, severance payments or similar termination compensation or indemnity, payments during a notice period or payments in lieu of notice.
Terms and Conditions
This Appendix includes additional terms and conditions that govern the PSUs granted to Participant under the Plan if Participant resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Notice and/or the Agreement.
Notifications
This Appendix also includes notifications relating to exchange control and other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of April 2024. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant vests in the PSUs, acquires Shares or sells Shares acquired under the Plan.
In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is strongly advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country apply to Participant’s specific situation.
If Participant is a citizen or resident of a country other than the one in which Participant is currently working, transfers employment after the PSUs are granted, or is considered a resident of another country for local law purposes, the notifications contained in this Appendix A may not be applicable to Participant and the Company shall, in its sole discretion, determine to what extent the terms and conditions contained herein shall be applicable to Participant.

GDPR Privacy Notice for Participants in the EU and UK
RE: Groupon, Inc. 2011 Incentive Plan, as amended (the “Plan”)
Dear Participant:
The EU General Data Protection Regulation (also known as the “GDPR”) went into force on May 25, 2018. The GDPR requires that Groupon, Inc. (the “Company”) provides certain information about how the Personal Data (as defined below) it uses to EU-based participants in the Plan to which that Personal Data relates. The purpose of this communication is to provide participants with this information. In particular, this communication explains why the Company holds this Personal Data and explains how each participant can raise any questions or exercise their rights regarding the Company’s use of Personal Data. Post-Brexit, GDPR continues to apply in the UK via the UK Data Protection Act 2018 and this communication is therefore applicable to UK-based participants.
You can request a copy of this privacy notice by using the contact details set out below.
This communication supplements information relating to the use of your Personal Data set out in the relevant award agreement, or agreements, issued to you under the Plan (the “Agreements”). Should there be any inconsistency between the terms of this privacy notice and the Agreements relating to the Company’s use of your Data, the Company will use your Personal Data as described in this privacy notice.
The term “Personal Data” as used in this privacy notice means information which relates to you and which the Company processes in order to provide the Plan. It includes your name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality and job title, as well as details of any shares, directorships, awards or any other equity or share rights you may have in the Company (whether awarded, canceled, exercised, vested, unvested or outstanding). Much of this information is necessary in order for you to participate in the Plan (for example your name, contact details and identification verification, as well as information about your job and investments including your salary and other equity/share rights in the Company). If you do not provide this information, you may not be able to participate in the Plan. If you participate in the Plan, we will extract this information from our existing systems.
Data Controller Entity: The Company is the Data Controller. The Company is a Delaware corporation, with its principal United States office at 35 West Wacker Drive, Fl. 25, Chicago, Illinois 60601 U.S.A.
Purposes for which Personal Data is used: Personal Data is held for the exclusive purpose of implementing, administering and managing your participation in the Plan. This is necessary for the Company to fulfill its contractual obligations to you under the Agreements related to the Plan.

International Transfers of Data: The Company is based in the United States and the Agreements are performed in the United States, so the Company can only meet its contractual obligations to you under the Agreements if the Data is transferred to the United States. The performance of the contractual obligations of the Company to you is one of the legal bases for the transfer of the Data from the European Union to the United States. You should be aware that the United States may have different data privacy laws and protections than the data privacy laws in place in the European Union.
Retention Period: Your Personal Data relating to the Plan will be retained for the purposes described above for ten (10) years after your separation from the Company. Your Personal Data will also be retained for the same time period. When determining this additional period, we take into account our legal obligations which may require us to retain Personal Data relating to the Plan for a longer period and our obligations to maintain records for audit purposes, as well as defending or bringing legal claims about the Plan, and to deal with any complaints about the Plan.
Other Recipients: To fulfill its obligations under the Agreements, the Company may share Personal Data with its subsidiary companies who employ participants in the Plan. In addition, Personal Data may be transferred to certain third parties assisting in the implementation, administration and management of the Plan, such as share plan administrators and transfer agents. These third parties will only be permitted to act on the Company’s instructions and behalf. At your instruction, the Personal Data will be shared with a broker or other third party whom you have instructed the Company to deposit shares or other securities acquired upon the vesting of any awards under the Agreements.
Data Subject Rights: Participants have a number of rights under the GDPR. Depending upon the circumstances, these may include the right of data portability (where the Company helps a participant move Personal Data to someone else at the participant’s request), the right to object to the processing of the Personal Data, the right to require the Company to update and correct any Personal Data which is incorrect or out of date, the right to require erasure of the Personal Data and the right for the participant to receive a copy of the Personal Data held by the Company in relation to the Plan. For more information about these rights, or to exercise any of these rights, please contact the Company using the contact details below.
We are committed to working with you to obtain a fair resolution of any complaint or concern about privacy. If, however, you believe that we have not been able to assist with your complaint or concern, you have the right to make a complaint to the data protection authority of the country in which you live.
Contact: If you have any questions concerning this privacy notice, you should contact the Groupon Total Rewards Team by using the following contact details: HR@groupon.com. You can also contact our Data Protection Officer at dpo@groupon.com.